SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

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FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 20, 2012

MURPHY OIL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8590	71-0361522
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Peach Street, El Dorado, AR		71731-7000
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (870) 862-6411

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company announced on June 20, 2012 that Mr. David Wood, the Company's President and Chief Executive Officer, will be retiring from the Company effective June 30, 2012, and that he will be stepping down from these roles with the Company, and as a member of the Board of Directors of the Company, effective immediately. The Company does not have employment, change in control or termination agreements with its senior executive officers. Determinations as to the payment of any termination benefits for departures from executive-level positions are made by the Executive Compensation Committee of the Board of Directors on an individual case-by-case basis.

In the case of Mr. Wood, he will receive a cash payment of $250,000 following execution of the agreement referred to below, and a cash payment of $250,000 on the first anniversary of the retirement date in connection with certain covenants to which Mr. Wood has agreed (including his agreement not to compete with the Company during this one year period), as well as a release of claims against the Company.  In addition, for purposes of the Company’s Supplemental Executive Retirement Plan (“SERP”), Mr. Wood will be granted an additional three years of age and service credit as of his retirement date for purposes of calculating his accrued defined benefit under both the Company’s Retirement Plan and the SERP. Awards under the Company’s Annual Incentive Plan and Long-Term Incentive Plans will be treated in accordance with the terms of the applicable plan. Mr. Wood has also agreed to a one-year consultancy with the Company for which he will receive a monthly consulting fee of $112,500.  The foregoing description is qualified in its entirety by reference to the letter agreement between Mr. Wood and the Company dated as of June 20, 2012, which is attached as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

 On June 20, 2012, the Board of Directors elected Steven A. Cossé, former Executive Vice President and General Counsel of the Company, to the position of President and Chief Executive Officer, effective immediately. Mr. Cossé’s compensatory arrangement, as established by the Executive Compensation Committee of the Board of Directors, includes an annual base salary of $1,150,000 and an annual target bonus opportunity of  135% of Mr. Cossé's base salary. Mr. Cossé was also granted an option to purchase 177,500 shares of Company common stock with an exercise price equal to fair market value of the common stock at the date of grant, 50% of which will vest and become exercisable on December 31, 2012, with the balance vesting and becoming exercisable on December 31, 2013, in each case subject to continued employment with the Company. Mr. Cossé will also be entitled to limited personal use of Company aircraft of up to 12 trips per year.

Roger W. Jenkins, the Company’s current Executive Vice President-Exploration and Production, has been elected by the Board of Directors to the newly-created position of Chief Operating Officer, effective immediately.  Mr. Jenkins’s compensatory arrangement, as established by the Executive Compensation Committee of the Board of Directors, includes an annual base salary of $775,000 and an adjusted annual target bonus opportunity of 100% of Mr. Jenkins’s base salary. Mr. Jenkins was also granted an option to purchase 50,000 shares of Company common stock with an exercise price equal to the fair market value of the common stock on the date of grant, 50% of which will vest and become exercisable on June 20, 2014, with the balance vesting and becoming exercisable on June 20, 2015, in each case subject to continued employment with the Company.

On June 20, 2012, the Company issued a press release announcing Mr. Wood’s retirement, the appointment of Mr. Cossé, and the promotion of Mr. Jenkins, which is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

                (d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement dated as of June 20, 2012 between the Company and David M. Wood.
99.1	Press release dated June 20, 2012 announcing executive changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MURPHY OIL CORPORATION
Date:	June 20, 2012	By:	/s/ John W. Eckart
			Name:	John W. Eckart
			Title:	Senior Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description
10.1	Letter Agreement dated as of June 20, 2012 between the Company and David M. Wood.
99.1	Press release dated June 20, 2012 announcing executive changes.